Exhibit 99.1

News Release

Contacts:	Media Garrett Marquis +1 949 683 1503 garrett.marquis@bnymellon.com	Analysts Marius Merz +1 212 298 1480 marius.merz@bnymellon.com

BNY Mellon Announces CME Term SOFR as Benchmark Replacement Rate for Outstanding

U.S. Dollar LIBOR-Linked Securities After June 30, 2023

NEW YORK, May 24, 2023 – BNY Mellon (NYSE: BK) today announced that, after June 30, 2023, CME Term SOFR will be the benchmark replacement rate for all outstanding floating rate and fixed-to-floating rate debt securities and preferred stock issued by The Bank of New York Mellon Corporation and The Bank of New York Mellon for which three-month U.S. dollar LIBOR serves as the reference rate used in connection with the calculation of the applicable interest or dividends payable (the “USD LIBOR Securities”). The USD LIBOR Securities are:

☐	Fixed-to-floating rate senior unsecured debt securities issued by The Bank of New York Mellon Corporation: CUSIP 06406RAB3

☐	Floating rate senior unsecured debt securities issued by The Bank of New York Mellon: CUSIP 06406MAV0; CUSIP 06406MAU2

☐	Floating rate preferred stock (held by Mellon Capital IV) issued by The Bank of New York Mellon Corporation: CUSIP 58551TAA5

☐	Fixed-to-floating rate preferred stock (represented by depositary shares) issued by The Bank of New York Mellon Corporation: CUSIP 064058AB6; CUSIP 064058AF7

In accordance with the Adjustable Interest Rate (LIBOR) Act (the “LIBOR Act”) and the regulation issued by the Board of Governors of the Federal Reserve System on December 16, 2022 implementing the LIBOR Act, the reference rate for calculations of the amount of interest or dividends payable for interest or dividend periods with reference rate determination dates occurring after June 30, 2023 in connection with the USD LIBOR Securities will be:

☐	Three-month CME Term SOFR, plus a tenor spread adjustment of 0.26161% per annum (the applicable tenor spread adjustment for securities that reference three-month U.S. dollar LIBOR).

ABOUT BNY MELLON

Established in 1784, BNY Mellon is America’s oldest bank and the first company listed on the New York Stock Exchange (NYSE: BK). Today, BNY Mellon powers capital markets around the world through comprehensive solutions that help clients manage and service their financial assets throughout the investment life cycle. BNY Mellon had $46.6 trillion in assets under custody and/or administration and $1.9 trillion in assets under management as of March 31, 2023. BNY Mellon has been named among Fortune’s World’s Most Admired Companies and Fast Company’s Best Workplaces for Innovators. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. Additional information is available on www.bnymellon.com. Follow us on LinkedIn or visit our Newsroom for the latest company news.